UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

NEURONETICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38546	33-1051425
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 640-4202

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name on each exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Securities to be Registered.

On April 8, 2020, the Board of Directors (the “Board”) of Neuronetics, Inc. (“Neuronetics”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.01 per share, of Neuronetics (“Neuronetics Common Stock”), and adopted a rights plan, as set forth in the Rights Agreement, dated as of April 8, 2020 (the “Rights Agreement”), by and between Neuronetics and American Stock Transfer & Trust Company, LLC, as rights agent. The dividend is payable to Neuronetics stockholders of record as of the close of business on April 20, 2020.

Each Right will allow its holder to purchase from Neuronetics one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, for $12.00, once the Rights become exercisable. A description of the Rights is set forth under Item 3.03 of Neuronetics’ Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2020, which description is incorporated herein by reference.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of Neuronetics’ Current Report on Form 8-K filed on April 8, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)    Exhibits.            The following exhibits are filed as part of this report:

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Neuronetics, Inc. (incorporated by reference to Exhibit 3.1 to Neuronetics’ Form 8-K filed on April 8, 2020)

4.1	Rights Agreement, dated as of April 8, 2020, between Neuronetics, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Neuronetics’ Form 8-K filed on April 8, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2020

NEURONETICS, INC.

By:	/s/ W. Andrew Macan

Name:	W. Andrew Macan
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary